Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	Brad Delco Vice President, Finance & Investor Relations (479) 820-2723 Brad.Delco@jbhunt.com

FOR IMMEDIATE RELEASE

J.B. HUNT ANNOUNCES LEADERSHIP CHANGES

LOWELL, Ark., November 24, 2020 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) (“JBHT” and the “Company”) today announced the following changes to the executive leadership of its subsidiary J.B. Hunt Transport, Inc.:

●	John Kuhlow has been named as chief financial officer
●	Nick Hobbs, continuing his duties as president of contract services (Dedicated Contract Services & Final Mile Services), has been named chief operating officer
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Shelley Simpson, continuing her duties as chief commercial officer will add to her responsibilities: international services, corporate marketing and has also been named executive vice president of people and human resources

●	Craig Harper has been named chief sustainability officer
●	Brad Hicks has been named president of highway services

“First of all, I want to thank John Kuhlow for his patient and competent service as our interim CFO during the past several months. As the pandemic presented itself, we were faced with challenges in performing an appropriate external search to facilitate an effective and thorough process. John’s reliability has allowed us the time to arrive at a complete and fully vetted decision for this important position. We are very pleased to announce John’s appointment as our next CFO and have great confidence in our path forward.

“During the past eight months, we have not only been dealing with our response to the challenges presented by COVID-19, we have also been moving forward with important leadership decisions. These changes best address the opportunities we see in many areas of the company and we believe set us up to head into 2021 and the future with the right people focused on the right things,” said John N. Roberts, president and CEO.

John Kuhlow has been appointed executive vice president and chief financial officer. He has served as interim CFO since March 1, 2020 upon the retirement of David Mee. Prior to that, he was senior vice president of finance, controller and chief accounting officer and joined the company in 2006 as assistant controller.

Nick Hobbs, continuing as executive vice president and president of DCS and FMS (newly titled president of contract services), has been appointed chief operating officer. In this expanded role, Nick will add responsibility for maintenance and equipment purchasing teams. He will also have increased oversight for asset operations across all divisions of the company. The J.B. Hunt 360°® platform is expected to be a key component of operational excellence under Nick’s leadership.

Shelley Simpson, continuing as executive vice president and chief commercial officer, will pick up responsibility for international services, corporate marketing and will add to her title the newly created role of executive vice president, people and human resources. Mark Greenway, senior vice president of human resources, and his team will now report to Shelley.

As supply chain integration requirements for shippers evolve, an even more comprehensive logistics approach under Shelley’s leadership is important to the company’s strategic future. J.B. Hunt 360 is expected to continue to play a key role in improving the value the company presents to its customers and carriers across all services. All segments will continue to work closely with Shelley’s enterprise sales and marketing teams on customer development and economic strategies, particularly in Integrated Capacity Solutions, Truckload and Intermodal, as she maintains her accountability for the P&L performance in the growth and margin of these segments.

Craig Harper has been named to the company’s newly created executive vice president role of chief sustainability officer to lead the company’s important focus on sustainability initiatives, including improvements in environmental actions. This will include overseeing new developments in equipment technologies such as electric vehicles and autonomous driving, among other emerging concepts. He will continue to lead driver hiring, orientation and safety programs, as well as fuel purchasing for the company.

Brad Hicks, executive vice president, has been named president of highway services, which is comprised of ICS and Truckload segments. Brad has 24 years of experience with the company, primarily in the DCS segment, and most recently served as executive vice president of DCS. This new alignment is a key strategic investment and will bring together Brad and Eric McGee, executive vice president of highway services, to further expand offerings in this important and growing part of the company.

These newly appointed positions will be effective December 1 and will report directly to John Roberts, chief executive officer of the company.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the period ended September 30, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

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